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                                                                    Exhibit 11.2

                         A.C. MOORE ARTS & CRAFTS, INC.

                   Supplemental Pro Forma Net Income Per Share




                                          Year Ended             Six Months
                                      December 31, 1996      Ended June 30, 1997
                                      -----------------      -------------------
Pro forma net income                      $3,817,000            $   92,000

Reversal of interest
expense, net of tax, on
assumed payment of debt as
of beginning of period                       420,000               198,000
                                          ----------            ----------

Supplemental pro forma
net income                                $4,237,000            $  290,000
                                          ==========            ==========
Weighted average share
outstanding                                4,300,000             4,300,000

Stock options                                178,148               178,148

Equivalent shares necessary
  to fund distributions to
  shareholders in excess of
  earnings                                    54,265                54,265

Equivalent shares necessary
  to fund payment of debt                  1,649,340             1,946,625
                                          ----------            ----------
                                           6,181,753             6,479,038
                                          ==========            ==========
Supplemental pro forma
   net income per share                        $0.69                 $0.04
                                          ==========            ==========